                                                                Exhibit 99(a)(6)

                       THOMAS H. LEE EQUITY FUND IV, L.P.
                            c/o Thomas H. Lee Company
                           75 State Street, Suite 2600
                           Boston, Massachusetts 02109
                             Telephone 617-227-1050
                                Fax 617-227-3514


October 24, 1999

Big Flower Holdings, Inc.
3 East 54th Street
New York, New York  10022


                    RE: HOLDCO MEZZANINE FINANCING COMMITMENT
                        -------------------------------------

Dear Sirs or Madams:

         Thomas H. Lee Company, affiliates of Evercore Capital Partners LP and certain other equity investors intend to consummate a recapitalization (the "RECAPITALIZATION") of Big Flower Holdings, Inc. (the "COMPANY") through the merger of BFH Merger Corp. ("BFH" or "YOU"), an affiliate of Thomas H. Lee Company and of Evercore Capital Partners LP, with and into the Company.

         You have requested that THL Equity Advisors IV, LLC on behalf of Thomas
H. Lee Equity Fund IV, L.P. and affiliates (the "THL FUND") commit to provide to the Company, in connection with the Recapitalization, up to $147.5 million (which amount will be reduced by up to $47.5 million if the sale of Columbine JDS Systems, Inc. is consummated pursuant to Section 5.14 of the Amended and Restated Agreement and Plan of Merger (the "AMENDED AND RESTATED MERGER AGREEMENT") dated as of October 11, 1999 executed in the form attached hereto) in mezzanine financing to be made available under the terms and conditions described below (the "HOLDCO MEZZANINE FINANCING").

         THL Fund has delivered to BFH a mezzanine financing commitment letter dated the date hereof (together with the related fee letter, the "BFH MEZZANINE LETTER") relating to a possible mezzanine financing (the "BFH MEZZANINE FINANCING") for BFH. If prior to or simultaneous with the Recapitalization, (i) BFH, Big Flower Press Holdings, Inc. ("BIG FLOWER PRESS") and/or the Company shall have commenced a tender offer and consent solicitation (the "DEBT TENDER OFFER") for the approximately $600 million of existing senior subordinated notes of Big Flower Press (the "BIG FLOWER PRESS NOTES"), providing for a tender price and a consent fee to eliminate the restrictive covenants contained therein on terms reasonably satisfactory to THL Fund, (ii) tenders and consents of the holders of at least 51% of the outstanding principal

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BFH Merger Corp.
October 11, 1999
Page 2


amount of each of the series of the Big Flower Press Notes shall have been received, and (iii) the Debt Tender offer shall have been consummated, then the BFH Mezzanine Letter will no longer be of any force and effect. In such case, this commitment letter will be operative. Under no circumstances, will THL Fund have the obligation to fund both the BFH Mezzanine Financing and the Holdpco Mezzanine Financing.

         Accordingly, subject to terms and conditions set forth or incorporated in this letter, THL Fund agree with you as follows.

SECTION 1. HOLDCO MEZZANINE FINANCING. THL Fund hereby commits, subject to the terms and conditions hereof and in the Summary Term Sheet attached hereto as Exhibit A (the "TERM SHEET"), to provide to the Company, in connection with the Recapitalization, up to $147.5 million (which amount will be reduced by up to $47.5 million if the sale of Columbine JDS Systems, Inc. is consummated pursuant to Section 5.14 of the Amended and Restated Merger Agreement executed in the form attached hereto) in mezzanine financing.

SECTION 2.  CONDITIONS.  The Holdco Mezzanine Financing shall be subject to:

         (a) the execution of definitive documentation customary in financings of this type;

         (b) the execution of the Amended and Restated Merger Agreement, to replace the Agreement and Plan of Merger, dated as of June 29, 1999, to be used to implement the Recapitalization in the form attached to this commitment (including changes reasonably acceptable to THL Fund) and satisfaction (and not waiver) of all conditions set forth therein;

         (c) the consummation of the Recapitalization simultaneously with the making of any Holdco Mezzanine Financing;

         (d) the commencement of the Debt Tender Offer prior to or simultaneous with the Recapitalization;

         (e) the receipt of tenders and consents of the holders of at least 51% of the outstanding principal amount of each of the series of the Big Flower Press Notes;

         (f) the consummation of the Debt Tender Offer prior to or simultaneous with the Recapitalization; and

         (g)      the simultaneous funding of the financings described in
                  Schedule 6.02(d) of the Amended and Restated Merger Agreement in amounts sufficient to

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BFH Merger Corp.
October 11, 1999
Page 3


                  effect the Recapitalization, the other matters described in ss.6.02(a) of the Amended and Restated Merger Agreement and to consummate the Debt Tender Offer.

SECTION 3. EXPENSES. If the transactions contemplated by this letter shall be consummated, the Company shall pay and save THL Fund harmless against any liability for all reasonable out-of-pocket expenses of THL Fund for attorneys, accountants and other professional services required in conjunction with (i) the preparation of this letter, (ii) the "due diligence" process involved in evaluating the status of the affairs of the Company, (iii) the negotiation, documenta tion and closing of the transactions contemplated hereby, and (iv) all related printing, reproduc tion, or similar transactional costs, provided, however, that the Company shall not be required to pay for such expenses if THL Fund fails to close this transaction for reasons which are unrelated to the satisfaction of any of the conditions of this commitment letter in accordance with the terms hereof.

SECTION 4. INDEMNIFICATION. The Company agrees to indemnify and to hold harmless THL Fund from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve THL Fund or any of its partners, officers, agents or employees as a result of or arising out of or in any way related to the transac tions described in this letter, provided, however, that THL Fund shall not have the right to be indemnified hereunder for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. The Company further agrees to pay or reimburse to THL Fund upon demand any legal or other expenses incurred by THL Fund in connection with investigat ing, defending or preparing to defend any such action, writ, claim or proceeding (including any inquiry or investigation). The provisions of this Section 4 and the immediately preceding Section 3 are independent of all other obligations of the Company hereunder and shall survive termination or expiration of the commitment embodied in this letter.

SECTION 5. TERMINATION DATE. THL Fund's commitment hereunder to provide the Holdco Mezzanine Financing shall terminate, unless expressly agreed to by THL Fund in its sole discretion to be extended to another date, on the earlier of
(i) December 31, 1999 if the Recapital ization is not consummated by that date,
(ii) the termination of the Amended and Restated Merger Agreement or (iii) the replacement of this commitment with other mezzanine financing on terms and conditions reasonably satisfactory to you from an affiliate of THL Fund. No such termination of such commitment shall affect your obligations under Sections 3 and 4 hereof or this Section 6, which shall survive any such termination.

SECTION 6. ASSIGNMENT; SYNDICATION. The commitment evidenced by this letter shall not be assignable by you without THL Fund's prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of THL Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. THL Fund may, in its sole

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BFH Merger Corp.
October 11, 1999
Page 4


discretion, syndicate the Holdco Mezzanine Financing and its commitment with respect thereto among its affiliates pursuant to the definitive documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the Mezzanine Financing and its commitment with respect thereto to such affiliates.

SECTION 7. MISCELLANEOUS. THIS LETTER SHALL BE GOVERNED BY, AND CON STRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITH OUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER OR ANY MATTERS CONTEMPLATED HEREBY. This letter (including the provisions of the Fee Letter dated the date hereof and specifically incorporated herein) embodies the entire agreement and understanding between you and THL Fund and supersedes and replaces all prior agreements and understandings.

         If this letter is agreeable to you, please so indicate by signing in the space indicated.


                                        Very truly yours,


                                        [SIGNATURE PAGE FOLLOWS]

                                    THOMAS H. LEE EQUITY FUND IV, L.P.

                                    By:  THL Equity Advisors IV, LLC
                                                              eneral Partner



                                    By: /s/ Scott M. Sperling
                                        --------------------------------------
                                        Name:  Scott M. Sperling
                                        Title: Managing Director



Accepted and agreed as of October 11, 1999:

BFH MERGER CORP.


By: /s/ Scott M. Sperling
    -----------------------------------
    Name:  Scott M. Sperling
    Title: President

                                                                       EXHIBIT A

                           Holdco Mezzanine Financing
                               Summary Term Sheet


Borrower:                  Big Flower Holdings, Inc.

Lender:                    Thomas H. Lee Equity Fund IV

Amount: Up to $147.5 million (which amount shall be reduced by up to $47.5 million upon the consummation of a sale of Columbine JDS Systems, Inc.)

Maturity:                  The commitment shall automatically terminate on
                           December 31, 1999 if no portion of the Holdco
                           Mezzanine Financing has been funded (other than as a result of failure of THL Fund to fulfill its obligations hereunder). Any outstanding amount under the Holdco Mezzanine Financing will be required to be repaid on the tenth anniversary of the initial funding date of the Holdco Mezzanine Financing.

Fees:                      As provided in the Fee Letter.

Interest Rate:             As provided in the Fee Letter.

Ranking: The obligations of the Borrower under the Holdco Mezzanine Financing will be subordinate to the debt financings identified on Schedule 6.02(d) of the Amended and Restated Agreement and Plan of Merger.

Optional
Prepayment:                Subject to the restrictions contained in the
                           documentation of the debt financings identified on
                           Schedule 6.02(d) of the Amended and Re stated
                           Agreement and Plan of Merger, the Borrower may repay the Holdco Mezzanine Financing, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon.

Mandatory
Prepayment:                To the extent provided in the documentation of the
                           debt financings identified on Schedule 6.02(d) of the Amended and Restated Agree ment and Plan of Merger, the Borrower shall repay the Holdco Mez zanine
                           Financing.

Covenants:                 The Holdco Mezzanine Financing documentation will
                           contain cus tomary affirmative and negative covenants with customary and other agreed-upon carve-outs and exceptions.

Representations and        Customary for transactions of this type.
Warranties:

Conditions  Precedent:     Customary for transactions of this type as set forth
                           in Section 1 of the Holdco Mezzanine Financing commitment letter.

Provisions Regarding       As provided in the Fee Letter.
Failure to Take-Out
Holdco Mezzanine
Financing:

Events of Default:         Customary for transactions of this type, including,
                           without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, cross-acceleration of and failure to pay at final maturity other indebtedness aggregating $5 million or more, subject to, in certain cases, notice and grace provisions.

Governing Law and          The State of New York
Forum:

Assignment:                The commitment shall not be assignable without THL
                           Fund's prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of THL Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.

Syndication Transfer:      THL Fund may, in its sole discretion, syndicate the
                           Holdco Mezza nine Financing and its commitment with respect thereto among its affiliates pursuant to the definitive documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the Holdco Mezzanine
                           Financing and its commit ment with respect thereto to such affiliates.

Indemnification and        Customary for transactions of this type.
Expense
Reimbursement: